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                                                                    EXHIBIT 23.3



               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors


Global TeleSystems Group, Inc.



     We have audited the financial statements of Global TeleSystems Group, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997 and have issued our report thereon dated December 16, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.



     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                            Ernst & Young LLP



Washington, D.C.


December 16, 1997